News Release

Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@wgo.net

Winnebago Industries Announces Third Quarter Fiscal 2014 Results

Strongest Quarterly Revenues Since 2005 Contributes to Operating Income
Growth of 52% and Earnings Per Share Growth of 56%

FOREST CITY, IOWA, June 26, 2014 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States (U.S.) recreation vehicle manufacturer, today reported financial results for the Company's third quarter fiscal period ended May 31, 2014.

Third-Quarter Fiscal 2014 Results
Revenues for the Fiscal 2014 third quarter were $247.7 million, an increase of 13.5%, versus $218.2 million for the Fiscal 2013 third quarter. Comparing the Fiscal 2014 third quarter to the same period of Fiscal 2013, operating income rose 52.1% to $15.6 million, net income grew 48.6% to $11.4 million, and diluted earnings per share increased 55.6% to $0.42 from $0.27.

Year over year, third quarter earnings growth was driven by higher motorhome unit sales, gross margin improvement, operating expense leverage, and in part a significant improvement in towables operating income. Motorhome unit growth of 17.8% was partially offset by lower motorhome average selling prices (ASP) of 4.1% as a result of product mix, leading to motorhome revenue growth of 13.6%. Additionally, third-quarter towable unit deliveries grew 2.0% and towable ASP increased 11.5%, contributing to towable revenue growth of 11.9% compared to the same period of last year.

Gross profit as a percentage of revenues improved to 10.7% in the Fiscal 2014 third quarter compared to 9.7% in the same period of Fiscal 2013, an improvement of 100 basis points. The increase was primarily attributable to greater delivery volumes, favorable product mix and year-over-year price changes.

Fiscal 2014 third quarter operating expenses as a percentage of revenues were favorably leveraged given virtually flat year-over- year operating expenses, combined with higher revenues, to contribute 60 basis points to the improvement in operating income margin.

Based on internally reported retail information, the Company has shown a 60% increase in motorhome retail registrations in the third quarter of Fiscal 2014 compared to the same period last year, and a 34% year-over-year increase on a rolling 12-month basis.

First Nine-Month Fiscal 2014 Results
Revenues for the 39 weeks of Fiscal 2014 were $699.2 million, an increase of 18.7%, from $588.9 million for the 40 weeks of Fiscal 2013. Comparing the first nine months of Fiscal 2014 to the same period of Fiscal 2013, operating income rose 57.0% to $45.6 million, net income grew 50.6% to $32.1 million, and diluted earnings per share increased 52.6% to $1.16 from $0.76.

Management Comments
Chairman, CEO and President Randy Potts commented, “Driven by strong demand for our products, we achieved the highest quarterly revenue figure since 2005, which led to substantial year-over-year profit growth in the third quarter. This was in spite of not including revenue of approximately $18 million related to certain rental units subject to repurchase option. During the quarter our team operated efficiently and effectively to successfully meet increased demand for our rental units all while maintaining deliveries with our other customers. We are very pleased with our retail growth during the quarter, which is driven by increased rental sales and increased retail consumer demand.

"At our Dealer Days event this April, we introduced several new products and floorplans that were well received by our dealer partners. As evidenced by continued strength in our dealer and retail demand, we believe we will continue to capitalize on future growth opportunities."

Chief Financial Officer Sarah Nielsen added, “We generated nearly $40 million in operating cash flow during the third quarter driven by profitability and positive changes in working capital. With over $50 million in cash and no debt, our balance sheet is in a strong position."

Conference Call
Winnebago Industries, Inc. will conduct a conference call to discuss third-quarter results at 9 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.wgo.net/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motorhomes®", is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company and its subsidiary build quality motorhomes, travel trailers, fifth wheel products and transit buses under the Winnebago, Itasca, Winnebago Touring Coach, SunnyBrook and Metro brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.wgo.net/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to availability of chassis and other key component parts, increases in interest rates, availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, a breach of our information technology systems, the effect of global tensions, integration of operations relating to mergers and acquisitions activities and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Consolidated Statements of Operations
(In thousands, except percent and per share data)
(Unaudited)

	Three Months Ended
	May 31, 2014		June 1, 2013
Net revenues	$247,747	100.0%	$218,199	100.0%
Cost of goods sold	221,266	89.3%	197,002	90.3%
Gross profit	26,481	10.7%	21,197	9.7%
Operating expenses
Selling	4,887	2.0%	4,857	2.2%
General and administrative	6,005	2.4%	6,092	2.8%
Total operating expenses	10,892	4.4%	10,949	5.0%
Operating income	15,589	6.3%	10,248	4.7%
Non-operating income	735	0.3%	144	0.1%
Income before income taxes	16,324	6.6%	10,392	4.8%
Provision for taxes	4,939	2.0%	2,731	1.3%
Net income	$11,385	4.6%	$7,661	3.5%
Income per common share:
Basic	$0.42		$0.27
Diluted	$0.42		$0.27
Weighted average common shares outstanding:
Basic	27,209		27,987
Diluted	27,319		28,087
Percentages may not add due to rounding differences.

	Nine Months(1) Ended
	May 31, 2014		June 1, 2013
Net revenues	$699,228	100.0%	$588,919	100.0%
Cost of goods sold	623,940	89.2%	529,784	90.0%
Gross profit	75,288	10.8%	59,135	10.0%
Operating expenses
Selling	13,709	2.0%	13,649	2.3%
General and administrative	16,577	2.4%	16,392	2.8%
(Gain) loss on sale of real estate	(629)	(0.1)%	28	—%
Total operating expenses	29,657	4.2%	30,069	5.1%
Operating income	45,631	6.5%	29,066	4.9%
Non-operating income	752	0.1%	739	0.1%
Income before income taxes	46,383	6.6%	29,805	5.1%
Provision for taxes	14,259	2.0%	8,468	1.4%
Net income	$32,124	4.6%	$21,337	3.6%
Income per common share:
Basic	$1.17		$0.76
Diluted	$1.16		$0.76
Weighted average common shares outstanding:
Basic	27,552		28,128
Diluted	27,666		28,218
Percentages may not add due to rounding differences.

(1) The nine months ended May 31, 2014 and June 1, 2013 contained 39 weeks and 40 weeks, respectively.

Winnebago Industries, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	May 31, 2014	August 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$50,490	$64,277
Receivables, net	56,333	29,145
Inventories	117,735	112,541
Net investment in operating leases	16,479	—
Prepaid expenses and other assets	7,121	8,277
Income taxes receivable and prepaid	385	1,868
Deferred income taxes	7,348	7,742
Total current assets	255,891	223,850
Total property and equipment, net	22,665	20,266
Long-term investments	—	2,108
Investment in life insurance	24,793	25,051
Deferred income taxes	24,540	25,649
Goodwill	1,228	1,228
Other assets	11,217	10,993
Total assets	$340,334	$309,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,229	$28,142
Operating lease repurchase obligations	16,050	—
Other accrued expenses	46,118	42,212
Total current liabilities	93,397	70,354
Long-term liabilities:
Unrecognized tax benefits	3,228	3,988
Postretirement health care and deferred compensation benefits	59,219	64,074
Total long-term liabilities	62,447	68,062
Stockholders' equity	184,490	170,729
Total liabilities and stockholders' equity	$340,334	$309,145

Winnebago Industries, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months (1) Ended
	May 31, 2014	June 1, 2013
Operating activities:
Net income	$32,124	$21,337
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,962	3,190
LIFO expense	934	438
Stock-based compensation	1,694	1,258
Deferred income taxes including valuation allowance	464	(1,243)
Postretirement benefit income and deferred compensation expenses	(752)	259
Provision for doubtful accounts	1	62
Gain on sale of property	(712)	(34)
Gain on life insurance	(726)	(536)
Increase in cash surrender value of life insurance policies	(651)	(853)
Change in assets and liabilities:
Inventories	(6,128)	(26,295)
Receivables, prepaid and other assets	(26,349)	(10,819)
Investment in operating leases, net of repurchase obligations	(429)	—
Income taxes and unrecognized tax benefits	1,986	(234)
Accounts payable and accrued expenses	8,851	9,895
Postretirement and deferred compensation benefits	(3,080)	(3,359)
Net cash provided by (used in) operating activities	10,189	(6,934)

Investing activities:
Proceeds from the sale of investments, at par	2,350	250
Proceeds from life insurance	1,737	1,004
Purchases of property and equipment	(7,005)	(3,322)
Proceeds from the sale of property	2,403	637
Payments of COLI borrowings	—	(1,371)
Other	(1,123)	692
Net cash used in investing activities	(1,638)	(2,110)

Financing activities:
Payments for purchase of common stock	(24,324)	(11,123)
Proceeds from exercise of stock options	2,080	—
Other	(94)	(94)
Net cash used in financing activities	(22,338)	(11,217)

Net decrease in cash and cash equivalents	(13,787)	(20,261)
Cash and cash equivalents at beginning of period	64,277	62,683
Cash and cash equivalents at end of period	$50,490	$42,422

Supplemental cash flow disclosure:
Income taxes paid, net of refunds	$11,814	$9,946

(1) The nine months ended May 31, 2014 and June 1, 2013 contained 39 weeks and 40 weeks, respectively.

Winnebago Industries, Inc.
Deliveries
	Quarter Ended				Change
(In units)	May 31, 2014	Product Mix % (1)	June 1, 2013	Product Mix % (1)	Units	%
Class A gas	786	33.7%	656	33.2%	130	19.8%
Class A diesel	280	12.0%	323	16.3%	(43)	(13.3)%
Total Class A	1,066	45.7%	979	49.5%	87	8.9%
Class B	224	9.6%	78	3.9%	146	187.2%
Class C	1,041	44.7%	921	46.6%	120	13.0%
Total motorhomes (2)	2,331	100.0%	1,978	100.0%	353	17.8%

Travel trailer	598	82.3%	587	82.3%	11	1.9%
Fifth wheel	129	17.7%	126	17.7%	3	2.4%
Total towables	727	100.0%	713	100.0%	14	2.0%

	Nine Months(3) Ended				Change
(In units)	May 31, 2014	Product Mix % (1)	June 1, 2013	Product Mix % (1)	Units	%
Class A gas	2,085	32.6%	1,779	36.1%	306	17.2%
Class A diesel	1,133	17.7%	989	20.1%	144	14.6%
Total Class A	3,218	50.4%	2,768	56.1%	450	16.3%
Class B	524	8.2%	263	5.3%	261	99.2%
Class C	2,649	41.4%	1,900	38.5%	749	39.4%
Total motor homes (2)	6,391	100.0%	4,931	100.0%	1,460	29.6%

Travel trailer	1,468	82.2%	1,433	78.8%	35	2.4%
Fifth wheel	318	17.8%	385	21.2%	(67)	(17.4)%
Total towables	1,786	100.0%	1,818	100.0%	(32)	(1.8)%
(1) Percentages may not add due to rounding differences.
(2) An additional 343 motorhomes were delivered in Fiscal 2014 but not included in wholesale deliveries as presented in the tables above as the units are subject to repurchase option.
(3) The nine months ended May 31, 2014 and June 1, 2013 contained 39 weeks and 40 weeks, respectively.

Backlog
	As Of				Change
	May 31, 2014		June 1, 2013
	Units	% (1)	Units	% (1)	Units	%
Class A gas	752	31.9%	1,397	49.1%	(645)	(46.2)%
Class A diesel	280	11.9%	499	17.5%	(219)	(43.9)%
Total Class A	1,032	43.8%	1,896	66.6%	(864)	(45.6)%
Class B	264	11.2%	149	5.2%	115	77.2%
Class C	1,061	45.0%	801	28.1%	260	32.5%
Total motorhome backlog(2)	2,357	100.0%	2,846	100.0%	(489)	(17.2)%

Travel trailer	224	73.9%	359	81.0%	(135)	(37.6)%
Fifth wheel	79	26.1%	84	19.0%	(5)	(6.0)%
Total towable backlog (2)	303	100.0%	443	100.0%	(140)	(31.6)%

Total approximate backlog revenue dollars (in 000's):
Motorhome	$219,676		$292,307		$(72,631)	(24.8)%
Towable	6,072		9,562		(3,490)	(36.5)%

(1)	Percentages may not add due to rounding differences.

(2)
Our backlog includes all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser and, therefore, backlog may not necessarily be an accurate measure of future sales.

Dealer Inventory
	Units As Of		Change
	May 31, 2014	June 1, 2013	Units	%
Motorhomes	3,798	2,634	1,164	44.2%
Towables	1,775	1,642	133	8.1%